UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2021

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around October 15, 2021.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG and index businesses;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;
•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;
•	liability relating to the information and data we collect, store, use, create and distribute or the reports that we publish or are produced by our software products;
•	trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation;
•	an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers;
•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;
•	the failure to recruit, develop, and retain qualified employees;
•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;
•	our indebtedness could adversely affect our cash flows and financial flexibility; and
•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: September 17, 2021

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through August 31, 2021. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Morningstar Data and Direct

1)	What is the opportunity to reduce reliance on third party distributors/intermediaries e.g. Bloomberg, for re-selling of products and data? How much of the group’s current revenues comes via this channel? What was it a few years ago and where would you expect it to be in three to five years? Context of the question – I know some of your peers e.g. FTSE Russell or Refinitiv have in the recent past stated this was one area where they could extract value to drive revenue growth.

We do not consider ourselves reliant on third-party distribution.

In aggregate, redistributors generate a relatively small portion of our consolidated revenue. However, redistribution represents a higher percentage of revenue for some of our license-based offerings, such as Morningstar Data and Morningstar Research. We do expect consistent growth in the redistributor channel as we continue to power third-party platforms with our unique IP so that it can reach a wider audience of investors. In short, we aim to deliver our intellectual property -whether that is research, data, or solutions- to our clients in a manner that is most relevant to the type of work they do and where they do that work. Sometimes that is through our own platforms, and other times, it is through third party distribution channels, but we are not reliant on the latter.

Overall, we believe we have struck the right balance between selling directly to investors and using redistributors to reach investors we wouldn’t ordinarily reach on our own while capturing the appropriate value.

2)	Morningstar Data – looking at the last four quarters (3Q20-2Q21), how much of the improvement in YoY revenue growth rate is due to the addition or integration of Sustainalytics products into the offering vs. growth in the core business?

We do not account for the sales of Sustainalytics data or research within Morningstar Data revenue. Rather, in Morningstar Data, we have used Sustainalytics data to elevate value within existing offerings, such as deriving ESG data at the fund level. Those ESG-enhanced offerings are a small, but growing, portion of new Morningstar Data sales, particularly in EMEA. Additionally, we have also seen a growing percentage of our existing Morningstar Data clients also purchasing Sustainalytics’ data, which is an example of the cross-selling benefit across Morningstar Data and Sustainalytics.

3)	Morningstar Direct – looking at the last four quarters (3Q20-2Q21), how much of the improvement in YoY revenue growth rate is due to the addition or integration of Sustainalytics products into the offering vs. growth in the core business?

Adding ESG-related data, functionality, and content into the Morningstar Direct platform is positively influencing our ability to close new deals this year. We offer a basic set of ESG data through Direct on the basis of “one price for all of the value” – in other words, we’ve included functionality that continues to enhance the value of our platform for our clients. So, while the enhancements may lead to new sales, we also believe that they increase customer usage of the platform.

While some of the ESG-related functionality we’ve incorporated into Direct has been possible because of our ability to leverage data from Sustainalytics, it does not represent the majority of our latest ESG offerings, which you can see here.

4)	For both Morningstar Data and Morningstar Direct, once new products or capabilities such as Sustainalytics have been embedded into the offering does this justify 3-4% p.a. price increases or does this allow you to negotiate better pricing given the product has been improved?

In general, our ESG Data feeds are licensed and sold based on the scope of client requirements.

Our pricing strategy for ESG-related data accessed through our platforms can be thought of as a basic vs. premium offering. We consider basic ESG data and insights as value-added enhancements within our software platforms. This data set is included in our software license and is essentially baked into our year-over-year price increases, allowing us to negotiate from a point of strength. More granular ESG data sets are sold as add-ons, accessed through an entitlement on our platforms. An example of a premium data set is “Company-level Product Involvement Data.” Below is a hypothetical use case that illustrates how such a data set would be valuable to a user:

An investment analyst needs to monitor her firm’s ESG commitment to certain investment restrictions, such as limiting investments to funds that do not invest in the tobacco sector. An easy way to find out which funds invest in that sector is to sort on the Product Involvement % – Tobacco column. From there, the user will be able to see if any funds are investing in companies involved in the tobacco sector, identify how many holdings are affected, and then use the “Company-level ESG data add-on” to see which companies contribute to the exposure.

Sustainalytics

5)	ESG –could you elaborate on what are the competitive advantages of your product and what is the vision for Sustainalytics – where do you want to take it to next and how? Whilst we are on ESG, when you lose out on mandates or pitches, what is the main reason? Would it be fair to assume that in Index, MSCI has a large advantage vs. everyone else but in all other areas particularly data there is more to play for?

Please reference Michael Jantzi’s presentation during our 2021 Annual Meeting of Shareholders, during which he gives a great overview of our vision for Sustainalytics.

We believe that one of the key differentiators for Sustainalytics is our ability to work with investors across the investment value chain, helping to inform their decisions from the pre-investment stage when candidates are selected from a universe of investable options, to the investment stage, when the decision to take a position is made, and then all the way through to the post-investment stage, when clients monitor and either vote on or engage with their investments. We’re also proud of the differentiated research methodology that underpins our ESG Risk Rating, which captures both managed and unmanaged risk exposure, and we believe in the value of our large and responsive customer service organization. We believe these are the main factors that help us stand out against our competitive set.

Larger competitors have the ability to bundle services together into a comprehensive package that often include ESG-related offerings as an add-on; however, we occasionally get competitive bid requests after introductory pricing periods run out. With Sustainalytics now a part of the larger Morningstar organization, we have more opportunities to bundle complementary offerings, and believe that this strategy can ultimately help Sustainalytics extend its reach to new customers, particularly in retail wealth.

6)	We are aware of the positive effects of indirect regulation (i.e. regulation by SFDR on a company and fund specific level). We believe the market will naturally center around few trusted ESG benchmark providers, but we are unclear whether there has emerged any form of regulation of the ESG index providers themselves. What would enhance the moat of Sustainalytics through higher regulatory barriers to entry? Could you maybe discuss any developments and thoughts regarding this kind of regulation?

The EU’s Benchmark Regulation (Regulation (EU) 2016/1011) (“EU BMR”) introduced a common framework to ensure that benchmarks are robust and reliable and to minimize conflicts of interest. For an index company to qualify as an EU Benchmark administrator and, due to the recent introduction of the UK Benchmark Regulation, as a UK Benchmark administrator, there are two application processes that most providers will need to go through. Administrators must complete two detailed and time-consuming application processes and then comply with numerous regulatory requirements, including creating a detailed framework around the design and documentation of their processes and procedures in creating and managing indexes. While these requirements are substantial and require staff resourcing, they benefit existing index providers by creating higher barriers to entry.

This barrier is especially relevant for asset managers who might be contemplating lowering costs by moving away from index providers to self-indexing (or already have made this shift). We believe that the increased regulatory and administrator burden, and the significant financial sanctions that apply under the BMRs, mean self-indexing is a less attractive option economically, benefiting existing index providers such as Morningstar.

Morningstar’s recent acquisition of Moorgate Benchmarks bolsters our strength in this regard as they are registered as a benchmark administrator under both the UK and the EU BMR. Furthermore, for those asset managers or other firms who are interested in self-indexing, Moorgate offers services to assist clients with their regulatory obligations, in developing governance structures, policies and processes to ensure their indices are managed to global best practice standards, or with their index development and calculation needs.

Stemming from the EU Action Plan on Sustainable Finance, there is also new regulation for any indexes that a provider is promoting as an ESG product. Any ESG index provider must publicly publish new standardized ESG index disclosures and a number of portfolio-level ESG metrics on its ESG indexes. The requirement to publish portfolio-level metrics raises barriers to entry, as each provider must have the technical ability and a license of underlying ESG data to accomplish this. Providers such as Morningstar, which owns the underlying ESG data (Sustainalytics) and have expertise in portfolio calculations, are at a significant advantage here.

Regulatory attention on sustainability ratings more broadly reflects that ESG factors are an increasingly important component of investor decisions.  We believe emerging regulation is a meaningful starting point, serving as a floor, rather than ceiling of expectations and requirements. From our perspective, key elements of a good regulatory framework include: (i) transparency of ratings processes and methodologies; (ii) transparency and quality of the resultant ESG ratings and disclosures; and (iii) management of conflicts of interest. As in the index sphere, providers such as Morningstar, through its data, methodological expertise, resources (both personnel and infrastructure) and experience of operating regulated businesses and managing potential associated conflicts have an inherent advantage.

Some examples include:

•	In growing Sustainalytics’ coverage universe, quality was top of mind across two dimensions. The first is quality or reliability of the opinion. Our clients are very demanding and attentive to our research results. We knew that we needed consistent, robust and defendable ratings. We grew our teams rapidly to ensure that we had the research capacity to create reliable ratings and research. The Sustainalytics’ research team is now more than 500 people, which gives you a sense of the scale. The second dimension is breadth of analysis. We knew that clients interacted with our research in various ways. Some clients who are fundamental analysts are likely to read our full research reports. Other clients are more likely to simply rely on our various ESG ratings and data. As our coverage universe grew, we made decisions around what levels of narrative data to include in our company research and reports, so that we were using our research resources to create the most value for clients. For example, a large cap, high profile company will receive a much longer write up and more information density than a company that is lower profile. But it is important to note, that the research outcomes – the ratings or assessment – of the company are of equal quality and reliability. We have well-staffed teams, logical and thoughtfully-structured research processes, and quality measures to ensure that is the case.

•	Conflicts are part of many businesses, and we have been consistent in our policy views that conflict mitigation is important across financial services. That is why we supported enhancements to Regulation Best Interest and the recent U.S. Department of Labor Prohibited Transaction Exemption. Morningstar has a long history of managing conflicts related to running a business based on independent research. We have been doing this with respect to our mutual fund ratings for decades, and we have the same standards for ESG research. Our Morningstar Code of Ethics specifically prohibits salespeople from contacting mutual fund and equity analysts. Our practices are thoroughly documented in our policies and procedures, which are reviewed by compliance as well as applicable regulatory authorities. Sustainalytics’ approach to managing conflicts of interest is like-minded and publicly available here.

PitchBook

7)	PitchBook – what is the biggest obstacle to growing the revenues even faster? The private markets /alternatives industry is currently achieving super normal growth and whilst Pitchbook is clearly capitalising on this, what more could the business do, where are the gaps?

We’ve benefited from PitchBook’s participation in a large and growing market, but our team’s execution has also contributed to its excellent growth. In particular, PitchBook’s relentless focus on customer service, preserving a growth mindset in its culture, and continuous innovation have all led to the success we’ve experienced to date. One common denominator that ties these three factors together is talent. We believe that finding the right talent and incentivizing them well can help us grow revenue even faster. At PitchBook, and across Morningstar, perhaps the biggest near-term challenge is to hire quickly enough at the quality we expect to meet the demand for our solutions.

We’ve consistently pointed to PitchBook as a key growth opportunity for Morningstar, and as such, we have invested in the product accordingly. This commitment has supported the 35.5% and 39.2% revenue growth we achieved for the full year 2020 and for the six months ended June 30, 2021, respectively. We intend to continue to invest heavily in PitchBook’s go-to-market and product development strategy as we believe in our ability to achieve strong growth and returns on that ongoing investment.

Morningstar

8)	How does the Morningstar board and management team resolve conflicts of interest / prioritise projects? Specifically, if I look at the executive team, this is one of the largest in the sector and there are many individuals whom I am guessing have their own targets and ambitions, which requires capital and investment from the group. Which area is getting the most investment? How is MORN deciding where and how to allocate capital? How much priority are you giving to low hanging but perhaps shorter-term gains vs. investing in areas which are unproven but could be material if successful? Looking at where the company is investing, when would you anticipate getting a return from that investment (1/3/5 years?)

There is a lot to unpack in this question; however, we agree that Morningstar has many attractive opportunities to fund, and we’re thrilled to have that particular challenge. For some time now, we’ve called out areas of the business that we think have the best opportunities for growth over the long run due to large/growing markets and our positioning within them. These include Morningstar Data, Morningstar Direct, DBRS Morningstar, PitchBook, Investment Management, Workplace, and Indexes. With the addition of Sustainalytics, ESG is another key area of focus and investment. We expect that our investment in these products and solutions, in particular, will help us empower even more investors, achieve outsized revenue growth, and positive long term returns.

That said, consistent with the OKR framework that Kunal talked about in his annual shareholder letter, Morningstar’s board and management work closely with our leaders to develop plans to capitalize on our growth opportunities and allocate capital accordingly. Management and the Board also attend an annual off-site strategy meeting for the purpose of analyzing our opportunities within the context of our longer-term goals. Our process ensures that we track progress closely and manage our investments accordingly over the appropriate horizons. As such, we generally characterize our investment philosophy as long-term oriented in nature.

You are correct that we will make outsized investments in the short-term if we believe that we will receive good returns on that investment over the long-run; and yes, occasionally we might see some “low-hanging fruit” that will prompt us to invest our capital quickly in order to realize faster returns; however, the same discipline applies in such a scenario. The opportunity has to be good for the business over the long-run. We won’t do it just to generate a quick return.

9)	Costs – How should we think about cost growth vs. revenue growth? Steady state, if revenues grow by $100 how much should costs grow? By steady state we recognise that MORN has to continually invest in its products. As we think about FY22 & FY23, is investment spend elevated vs. normal? If so by how much? There is a question from Oct 2016 on the Q&A website where someone has asked a similar question, which still applies and so when will the heavy investments stop and/or when will MORN start to benefit from economies of scale?

Our business involves a mix of products of various sizes, maturity, and product margin profiles. As we’ve often said, our goal is to maximize long-term returns and we invest with the intent to do just that. Our belief remains that our opportunity set is significant, and we are moving with speed to increase our leadership position in areas such as ESG. Our goal over the long-term is to grow revenue in excess of expense growth and expand our adjusted operating margin.

10)	Profitability – could you give us a sense of profitability by division (licence based, asset based and transaction)? Am trying to work out if e.g. MORN asset-based revenues is under earning vs. for example MSCI asset based – if you are running at a lower level of profitability, how much of the difference is down to scale and how much due to other structural differences? Equally, same question on the licences /subscription business.

We would generally agree that as any of our product areas scale, we would expect to see margin benefits. You are correct to assume that some of our competitors, like MSCI in Indexes or Moody’s in credit ratings, have much larger businesses with margin profiles that exhibit certain size and scale advantages. That said, we believe we can grow these areas over time and would expect to see profitability improve in turn.

We do not run our business by division and are organized around products to support our mission and growth objectives. In the past, we’ve stated that our license-based products tend to have the highest margins, followed by asset-based and transaction-based. However, within these categories, there are typically products and solutions at various stages of maturity and levels of investment that can impact profitability from year to year.

11)	Capital return vs. M&A. FCF generation is very strong, how should we think about the uses of capital? What competencies does MORN not possess which would be attractive?

Our capital allocation priorities haven’t changed over the course of our company’s history. Our strong free cash flow generation gives us the capability to continuously invest in the company for organic growth, which is top priority for us. We will acquire companies when we have an opportunity to add a capability to our firm at a price that would justify a strong future return, and we have remained fairly consistent in our dividend policy and approach to buybacks.

While we don’t comment on our plans for future M&A, in the past we have made acquisitions to enhance our capabilities, particularly from a data or technology perspective, or to support growth in areas of the business where we see outsized potential. Our latest acquisition of Moorgate Benchmarks is a great example of enhancing our technical capabilities in Indexes.

We have an established process to identify, evaluate, and prioritize acquisition opportunities. Our decisions are based on many factors with financial returns, strategic direction, and cultural fit being critical. Importantly, our focus on organic growth means that we don’t prioritize acquisitions for the sake of activity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 17, 2021	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer